Addendum
to the Pricing Supplements listed in Schedule I,
the Prospectus Supplement dated March 23, 2012 and
the Prospectus, as amended by the Post-Effective Amendment to the Registration Statement filed on March 19, 2015
Registration Statement No. 333-180300-03 Dated March 23, 2015 Filed pursuant to Rule 424(b)(3)

CREDIT SUISSE AG

VelocityShares™ Daily Inverse VIX Short Term ETN linked to the S&P 500 VIX Short-Term Futures™ Index due December 4, 2030
VelocityShares™ Daily Inverse VIX Medium Term ETN linked to the S&P 500 VIX Mid-Term Futures™ Index due December 4, 2030
VelocityShares™ VIX Short Term ETN linked to the S&P 500 VIX Short-Term Futures™ Index due December 4, 2030
VelocityShares™ VIX Medium Term ETN linked to the S&P 500 VIX Mid-Term Futures™ Index due December 4, 2030
VelocityShares™ Daily 2x VIX Short Term ETN linked to the S&P 500 VIX Short-Term Futures™ Index due December 4, 2030
VelocityShares™ Daily 2x VIX Medium Term ETN linked to the S&P 500 VIX Mid-Term Futures™ Index due December 4, 2030
VelocitySharesTM 3x Long Crude Oil ETN linked to the S&P GSCI® Crude Oil Index ER due February 9, 2032
VelocitySharesTM 3x Long Natural Gas ETN linked to the S&P GSCI® Natural Gas Index ER due February 9, 2032
VelocitySharesTM 3x Inverse Crude Oil ETN linked to the S&P GSCI® Crude Oil Index ER due February 9, 2032
VelocitySharesTM 3x Inverse Natural Gas ETN linked to the S&P GSCI® Natural Gas Index ER due February 9, 2032
Exchange Traded Notes due February 19, 2020 Linked to the Credit Suisse Long/Short Liquid Index (Net)
Credit Suisse Equal Weight MLP Index Exchange Traded Notes due April 20, 2020 Linked to the Cushing® 30 MLP Index
Exchange Traded Notes due October 6, 2020 Linked to the Credit Suisse Merger Arbitrage Liquid Index (Net)
Exchange Traded Notes due March 13, 2031 Linked on a Leveraged Basis to the Credit Suisse Merger Arbitrage Liquid Index (Net)
Market Neutral Equity ETN Linked to the HS Market Neutral Index Powered by HOLT™ due September 22, 2031
Credit Suisse Gold Shares Covered Call Exchange Traded Notes (ETNs) due February 2, 2033 Linked to the Credit Suisse NASDAQ Gold FLOWSTM 103 Index
Credit Suisse Silver Shares Covered Call Exchange Traded Notes (ETNs) due April 21, 2033 Linked to the Credit Suisse NASDAQ Silver FLOWSTM 106 Index
Credit Suisse Commodity Benchmark Exchange Traded Notes (ETNs) due June 15, 2033 Linked to the Credit Suisse Commodity Benchmark Total Return Index
Credit Suisse Commodity Rotation Exchange Traded Notes (ETNs) due June 15, 2033 Linked to the Credit Suisse Commodity Backwardation Total Return Index
Credit Suisse FI Enhanced Europe 50 Exchange Traded Notes (ETNs) due September 10, 2018 Linked to the STOXX Europe 50® USD (Gross Return) Index
Credit Suisse FI Enhanced Big Cap Growth Exchange Traded Notes (ETNs) due October 22, 2018 Linked to the Russell 1000® Growth Index Total Return
Credit Suisse FI Large Cap Growth Enhanced Exchange Traded Notes (ETNs) due June 13, 2019 Linked to the Russell 1000® Growth Index Total Return
Credit Suisse S&P MLP Index Exchange Traded Notes (ETNs) due December 4, 2034 Linked to the S&P MLP Index

Credit Suisse AG (the “Issuer”) has prepared and filed a prospectus dated as of March 19, 2015 (the “Prospectus”), which updates and amends the prospectus of the Issuer dated as of March 23, 2012 (the “Earlier Prospectus”). In connection with each pricing supplement listed in Schedule I and the prospectus supplement dated March 23, 2012 (each, a “Prospectus Supplement” and together the “Prospectus Supplements”) referencing the Earlier Prospectus:

•
all references in a Prospectus Supplement to the Earlier Prospectus (or to any section of the Earlier Prospectus) should refer instead to the Prospectus (or to the corresponding section of the Prospectus); and

•
the table of contents relating to the Earlier Prospectus in any Prospectus Supplement to the Earlier Prospectus is replaced by the table of contents of the Prospectus, which is reproduced as Schedule II hereto.

The Issuer and its affiliates may use this addendum and the Prospectus in connection with offers and sales of the exchange traded notes listed in Schedule I (the “ETNs”).

You should read the terms of the relevant Prospectus Supplements, which describe the specific terms of the offered ETNs, together with the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the debt securities or passed upon the accuracy or the adequacy of this addendum or any prospectus supplement or the Prospectus. Any representation to the contrary is a criminal offense.

The ETNs are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

SCHEDULE I

Title of Securities	Date of Pricing Supplement	Pricing Supplement No.
VelocityShares™ Daily Inverse VIX Short Term ETN linked to the S&P 500 VIX Short-Term Futures™ Index due December 4, 2030	March 3, 2015	VLS ETN-1/A34
VelocityShares™ Daily Inverse VIX Medium Term ETN linked to the S&P 500 VIX Mid-Term Futures™ Index due December 4, 2030
VelocityShares™ VIX Short Term ETN linked to the S&P 500 VIX Short-Term Futures™ Index due December 4, 2030
VelocityShares™ VIX Medium Term ETN linked to the S&P 500 VIX Mid-Term Futures™ Index due December 4, 2030
VelocityShares™ Daily 2x VIX Short Term ETN linked to the S&P 500 VIX Short-Term Futures™ Index due December 4, 2030
VelocityShares™ Daily 2x VIX Medium Term ETN linked to the S&P 500 VIX Mid-Term Futures™ Index due December 4, 2030
VelocitySharesTM 3x Long Crude Oil ETN linked to the S&P GSCI® Crude Oil Index ER due February 9, 2032	February 20, 2015	VLS ETN-3/A19
VelocitySharesTM 3x Long Natural Gas ETN linked to the S&P GSCI® Natural Gas Index ER due February 9, 2032
VelocitySharesTM 3x Inverse Crude Oil ETN linked to the S&P GSCI® Crude Oil Index ER due February 9, 2032
VelocitySharesTM 3x Inverse Natural Gas ETN linked to the S&P GSCI® Natural Gas Index ER due February 9, 2032
Exchange Traded Notes due February 19, 2020 Linked to the Credit Suisse Long/Short Liquid Index (Net)	March 23, 2012	ETN-1/A3
Credit Suisse Equal Weight MLP Index Exchange Traded Notes due April 20, 2020 Linked to the Cushing® 30 MLP Index	August 14, 2013	ETN-2/A2
Exchange Traded Notes due October 6, 2020 Linked to the Credit Suisse Merger Arbitrage Liquid Index (Net)	March 23, 2012	ETN-3/A
Exchange Traded Notes due March 13, 2031 Linked on a Leveraged Basis to the Credit Suisse Merger Arbitrage Liquid Index (Net)	March 23, 2012	ETN-4/A
Market Neutral Equity ETN Linked to the HS Market Neutral Index Powered by HOLT™ due September 22, 2031	March 23, 2012	ETN-5/A1
Credit Suisse Gold Shares Covered Call Exchange Traded Notes (ETNs) due February 2, 2033 Linked to the Credit Suisse NASDAQ Gold FLOWSTM 103 Index	February 18, 2015	ETN-6/A
Credit Suisse Silver Shares Covered Call Exchange Traded Notes (ETNs) due April 21, 2033 Linked to the Credit Suisse NASDAQ Silver FLOWSTM 106 Index	February 18, 2015	ETN-7/A
Credit Suisse Commodity Benchmark Exchange Traded Notes (ETNs) due June 15, 2033 Linked to the Credit Suisse Commodity Benchmark Total Return Index	June 11, 2013	ETN-8
Credit Suisse Commodity Rotation Exchange Traded Notes (ETNs) due June 15, 2033 Linked to the Credit Suisse Commodity Backwardation Total Return Index	June 11, 2013	ETN-9
Credit Suisse FI Enhanced Europe 50 Exchange Traded Notes (ETNs) due September 10, 2018 Linked to the STOXX Europe 50® USD (Gross Return) Index	February 23, 2015	ETN-10/A
Credit Suisse FI Enhanced Big Cap Growth Exchange Traded Notes (ETNs) due October 22, 2018 Linked to the Russell 1000® Growth Index Total Return	October 21, 2013	ETN-11/A
Credit Suisse FI Large Cap Growth Enhanced Exchange Traded Notes (ETNs) due June 13, 2019 Linked to the Russell 1000® Growth Index Total Return	June 10, 2014	ETN-13
Credit Suisse S&P MLP Index Exchange Traded Notes (ETNs) due December 4, 2034 Linked to the S&P MLP Index	December 2, 2014	ETN-14

SCHEDULE II